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                                                                  EXHIBIT 4(c)
                             ARTICLES OF AMENDMENT

                                       OF

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.

         The Articles of Amendment of HEALTHDYNE INFORMATION ENTERPRISES, INC.

are as follows:

                                       1.

         The name of the Corporation is HEALTHDYNE INFORMATION ENTERPRISES,

INC. (the "Corporation") and its charter number is 9415299.

                                       2.

         The Articles of Incorporation of the Corporation as filed by the

Secretary of State of Georgia on the June 15, 1994, are hereby amended by deleting the first paragraph of Article II and replacing it with the following:

                                      "2.

                 The aggregate number of shares which the Corporation shall have the authority to issue is seventy million (70,000,000) shares, of which fifty million (50,000,000) shall be shares of common stock, par value $.01 per share; and twenty million (20,000,000) shall be shares of preferred stock without par value, the board of directors being hereby authorized to divide such shares of preferred stock into classes and into shares within any class or classes to determine the designation and the number of shares of any class or series and the relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of any class or series, including, but not limited to, classes or series of preferred stock:"

                                       3.

         The proposed amendment of the Articles of Incorporation as set forth in Paragraph 2 hereinabove was recommended to the sole shareholder of the

Corporation by the Board of Directors of the Corporation on the 10th day of

August, 1995.

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                                       4.

         The foregoing Amendment to the Articles of Incorporation of the

Corporation was duly approved by the sole shareholder of the Corporation in accordance with the provisions of Section  14-2-1003 of the Georgia Business

Corporation Code on the 11th day of August, 1995.

         IN WITNESS WHEREOF, HEALTHDYNE INFORMATION ENTERPRISES, INC. has

caused its duly authorized officer to execute these Articles of Amendment as of this 30th day of August, 1995.

                                   HEALTHDYNE INFORMATION ENTERPRISES, INC.



                                   By:/s/ H. Darrell Young
                                      -------------------------------
                                   Title:President
                                         ----------------------------





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